Certificate Of Incorporation

of

WILDER FILING, INC.

I, the undersigned, a natural person of at least 18 years of age, for the purpose of forming a corporation under Section 402 of the Business Corporation Law of the State of New York hereby certify:

FIRST:	The name of the Corporation is: Wilder Filing, Inc.

SECOND:
The purpose of the Corporation is to engage in the business of any lawful act or activity for which a corporation may be organized under Article IV of the Business Corporation Law, except that it is not formed to engage in any activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:	The office of the Corporation is to be located in the County of Kings, State of New York.

FOURTH:	The aggregate number of shares which the Corporation shall have the authority to issue is 200 shares of common stock, no par value.

FIFTH:
The Secretary of State is designated as agent of the Corporation upon whom process against it may be served.  The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

1230 EAST 48TH STREET
BROOKLYN, NEW YORK 11234

SIXTH:
No director of the Corporation shall have personal liability to the Corporation or to its shareholders for damages for any breach of duty in such capacity, provided, however, that this provision shall not eliminate or limit:

(a)
the liability of any director of the Corporation if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or, with respect to any director of the Corporation, that his acts violated Section 719 of the Business Corporation Law of the State of New York, or

(b)	the liability of a director for any act or omission prior to the final adoption of this article.

SEVENTH:	The holders of any of the corporation’s equity shares shall not be entitled to preemptive rights in accordance with the provisions of BCL Section 622.

IN WITNESS WHEREOF, this certificate of incorporation has been subscribed by the undersigned this _20___ day of August 2004, who affirms the statements made herein are true under the penalties of perjury.

/s/
Keywanna Cornish-Wilder
Incorporator

Schonfeld & Weinstein, L.L.P.
80 Wall Street, Suite 815
New York, New York 10005